UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: September 6, 2006
(Date of Earliest Event Reported)

AMERICAN COMMERCIAL LINES INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51562 (Commission File Number)	73-3177794 (IRS Employer Identification Number)

1701 East Market Street, Jeffersonville, Indiana 47130
(Address of principal executive offices) (Zip Code)
(812) 288-0100
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01. Entry into a Material Definitive Agreement.
The information under Item 3.03 is hereby incorporated by reference into this Item 1.01.
Item 3.03 Material Modification to Rights of Security Holders.
On September 6, 2006, American Commercial Lines LLC, ACL Finance Corp., subsidiaries of American Commercial Lines Inc., (collectively the “Company”), certain guarantors and Wilmington Trust Company entered into the First Supplemental Indenture of an Indenture dated February 11, 2005 relating to the $129,500,000 in aggregate principal amount of outstanding 9 1/2% Senior Notes due 2015 (the “Notes”). The First Supplemental Indenture amends the Indenture to permit non-cash consideration to be received by the Company in connection with a possible sale of the Company’s Venezuelan operations so long as the consideration is at least equal to the fair market value of the assets or equity interests sold or otherwise disposed of. The Company continues to evaluate its options with respect to the sale of its Venezuelan barging business but has not yet entered into any agreement with respect thereto and there can be no assurance that any such agreement will be entered into. The First Supplemental Indenture, which was approved by the required majority of holders of the Notes, is intended to afford the Company additional flexibility in connection with any possible sale of its Venezuelan operations. This summary is qualified by its entirety by reference to the First Supplemental Indenture which is attached hereto as Exhibit 4.1.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit
Number	Description

4.1	First Supplemental Indenture, dated as of September 6, 2006 to the Indenture dated February 11, 2005, among American Commercial Lines LLC, ACL Finance Corp., the guarantors named therein and the Wilmington Trust Company, as Trustee

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN COMMERCIAL LINES INC. (REGISTRANT)
By:	/s/ Larry M. Cuculic
Larry M. Cuculic
Vice President, Legal

Dated: September 11, 2006

EXHIBIT INDEX

Exhibit
Number	Description

4.1	First Supplemental Indenture, dated as of September 6, 2006 to the Indenture dated February 11, 2005, among American Commercial Lines LLC, ACL Finance Corp., the guarantors named therein and the Wilmington Trust Company, as Trustee